EXHIBIT 11

                    COMPUTATION OF EARNINGS PER COMMON SHARE

                                                                       Year Ended December 31,

     (in thousands, except per share amounts)                    1996           1995           1994

     Primary Earnings Per Share

     Reconciliation of net income (loss) per Statements of Operations to amount used in primary per share computation:

               Net loss                                         ($1,234)       ($1,601)        ($913)
               Preferred dividend requirement                      (409)          (409)         (409)

               Accretion in carrying value of preferred             (36)           (36)          (36)


               Net loss, as adjusted                            ($1,679)       ($2,046)      ($1,358)




     Reconciliation of weighted average number of shares outstanding to amount used in primary earnings share computation:


               Weighted average number of common shares

                    outstanding                                   2,614          2,634         2,690


               Add weighted average number of shares
                    from assumed exercise of stock



               Weighted average number of shares of
                    Stock and equivalents outstanding             2,614          2,634         2,690


     Net loss per common and

         common equivalent share                                 ($0.64)        ($0.78)       ($0.51)

                                   EXHIBIT 11

              COMPUTATION OF EARNINGS PER COMMON SHARE (continued)

                                                                       Year Ended December 31,

     (in thousands, except per share amounts)                    1996           1995           1994

     Fully Diluted Earnings Per Share

     Reconciliation of net income (loss) per Statements of Operations to amount used in fully diluted

          Earnings per share computation:


               Net loss                                         ($1,234)      ($1,601)         ($913)




     Reconciliation of weighted average number of shares

          outstanding, as adjusted, per primary
          on preceding page, to amount used in fully

          diluted earnings per share computation:


               Weighted average number of shares

                    as adjusted per primary computation
                    Preceding page                                2,614         2,634          2,690


               Add shares issuable from assumed

                    8 1/2 % cumulative convertible                    713           713            714


               Weighted average number of shares of

                    Stock and equivalents outstanding             3,327         3,347          3,404



     Fully Diluted Earnings Per Share                              *             *              *



     * Anti-dilutive